CO CONF NFI IDE DENT NTA AL L DR DRA AF FT T – – S SU UBJ BJE EC CT T T TO O RE REV VIIS SIIO ON N CONFIDENTIAL DRAFT – SUBJECT TO REVISION Exhibit (c)(2) October 12, 2023 Discussion Materials Prepared for CONFIDENTIAL PIPER SANDLER | 1

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer Piper Sandler & Co. ( Piper Sandler or “PSC”) has prepared and provided these materials and any related materials (the Confidential Materials ) solely for the use of the Board of Directors (the Board ) of Superior Drilling Products (the Company ) in connection with its consideration of the contemplated transaction. Without Piper Sandler's prior written consent, the Confidential Materials may not be circulated or referred to publicly, disclosed to, published, relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the U.S. federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Piper Sandler imposing any limitation of any kind. The Confidential Materials, including this disclaimer, is subject to, and governed by, any written agreement between the Company and Piper Sandler. Piper Sandler engages directly or through its affiliates in various activities, including institutional brokerage and investment and wealth management for individuals and institutions. You understand that this engagement does not prevent Piper Sandler and its affiliates from actively trading the debt and equity securities (or related derivative securities) of third parties, the Company, or other companies which may be the subject of the engagement (for their own account or for the accounts of their customers) or from representing or otherwise providing financial services to third parties, including competitors of the Company. In preparing the Confidential Materials, Piper Sandler has relied upon and assumed, without assuming any responsibility for investigation or independent verification of the accuracy and completeness of all information that is available from public sources as well as all other information supplied to it by, or on behalf of, the Company and/or other sources, including tax, accounting, legal and other information provided to, discussed with or reviewed by Piper Sandler. Piper Sandler is not in any respect responsible for verifying the accuracy or completeness of any such information, conducting any appraisal or valuation of assets or liabilities of any party to the contemplated transaction, or advising or opining on any solvency or viability issues. As such, Piper Sandler does not assume any liability for the accuracy or completeness of such information. These materials are not intended to provide the sole basis for evaluating the contemplated transaction or any other matter, and should be considered by the Board as only one factor in discharging its decision-making duties. PIPER SANDLER | 2

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Disclaimer (cont’d) Piper Sandler does not provide accounting, tax, legal or regulatory advice. Piper Sandler's role in any due diligence review is limited solely to performing such review as it shall deem necessary to support its own advice and analysis and shall not be on behalf or for the benefit of the Company, or any of its investors, creditors or any transaction counterparty. Forecasts of future results have been provided by the Company to Piper Sandler for use in its analyses. These forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than such forecasts, and as such, analyses performed by Piper Sandler based on Company forecasts may not prove to be accurate. Accordingly, Piper Sandler does not assume responsibility for the accuracy or completeness of Company forecasts or the analyses Piper Sandler performs based on these forecasts. The Confidential Materials do not address the underlying business decision of the Company and the Board to engage in the contemplated transaction or any other contemplated transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Materials are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date of such Confidential Materials and Piper Sandler assumes no responsibility for updating or revising the Confidential Materials. PIPER SANDLER | 3

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Comparable Companies Analysis ($ in millions) Capitalization Enterprise Value To: Market Enterprise EBITDA Equity Value Value 2022 LTM Q2'23 2023P 2024P (2) Cathedral Energy Services $ 156 $ 2 29 n/a n/a 3.2x 2.2x DMC Global 435 725 7.9x 6.7x 7.1x 6.3x Forum Energy Technologies 233 3 48 6.9x 5.6x n/a n/a Hunting 594 6 52 13.0x 8.3x 6.6x 5.1x (3) KLX Energy Services 169 4 07 3.8x n/a 2.7x 2.6x NCS Multistage 37 5 1 3.4x 2.9x 2.6x 2.3x Nine Energy Services 1 54 4 46 5.0x 4.5x 6.0x 5.3x Phoenix Technology Services 2 65 2 98 4.3x 3.3x 3.0x 2.9x Ranger Energy Services 338 3 52 5.2x 4.2x 3.9x 3.5x Solaris Oilfield Infrastructure 460 500 6.1x 5.0x 4.8x 4.1x Median 5.2x 4.8x 3.9x 3.5x (4) Drilling Tools International $ 1 38 $ 1 29 3.1x 2.4x 2.5x n/a Superior Drilling Products $ 24 $ 2 8 6.0x 4.7x 4.6x 2.8x (5) Superior Drilling Products (At Offer) $ 3 0 $ 3 5 7.5x 5.8x 5.7x 3.5x 1) Source: Company provided information, public company filings and Capital IQ as of October 11, 2023 2) Cathedral pro forma for acquisition of Rime Downhole Technologies in July 2023 and simultaneous refinancing of existing credit / new borrowing PIPER SANDLER | 4 3) Pro forma for acquisition of Greene's Energy Group, completed March 8, 2023 4) DTI market value assumes fully diluted shares outstanding of ~35.8M prior to the transaction, as implied by SDPI pro forma ownership of 17.1% stated in the bid letter 5) Assumes all SDPI shareholders elect to receive cash consideration of $1.00 / share

CONFIDENTIAL DRAFT – SUBJECT TO REVISION

Comparable Transactions Analysis[1]

($ in millions)

Announced Year	Acquiror	Target	Transaction Value Range	Ratio Of Transaction Value To: LTM EBITDA	Projected EBITDA
2023	Patterson-UTI	Ulterra Drilling Technologies	$ 800	4.9x[2]	4.7x[2]
2023	ROC Energy Acquisition Corp.	Drilling Tools International	319	7.7x	5.5x
2022	Acquiror A	Target A	< 50	4.6x	n/a
2021	Acquiror B	Target B	50 - 100	5.7x	4.0x
2020	Rival Downhole Tools	Hunting Energy Services Drilling Tools	19	7.2x	n/a
2020	Acquiror C	Target C	< 50	12.8x	21.4x
2020	Acquiror D	Target D	100 - 200	nmf	12.3x
2020	Acquiror E	Target E	< 50	24.1x	n/a
2019	First Reserve	Lamons	135	5.7x[3]	n/a
2019	Texas Pipe & Supply	Alloy Piping Products	82	7.1x	n/a
2019	Tenaris	IPSCO Tubulars	1,209	7.4x	n/a
		Median	**$ 90**	**7.2x**	**5.5x**
		Implied DTI / SDPI Transaction Value[4]	**$ 35**	**5.8x**	**3.5x**

1) Source: Piper Sandler internal database, Bloomberg, Capital IQ and company filings. Names withheld where Piper Sandler has proprietary information.
2) Multiples reflect value immediately prior to announcement at market close on July 3, 2023. TTM EBITDA reflects Ulterra 2022 EBITDA. Projected EBITDA reflects Ulterra 2023P EBITDA
3) Piper Sandler estimate. Assumes industry average EBITDA margin.
4) Assumes all SDPI shareholders elect to receive cash consideration of $1.00 / share; TTM EBITDA and Projected EBITDA are TTM Q2'23 and 2024P, respectively

PIPER SANDLER | 5

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) SDPI and DTI Merger Analysis – LTM Q2 2023 ($ in millions) LTM Q2 2023 n Analysis includes of $3 million base case DTI SDPI Adj. Pro Forma cost synergies attributable to Revenue $ 151. 9 $ 22. 1 $ 174. 0 consolidation of public company costs, Cost of Sales 35. 9 8. 6 44. 5 as mentioned in DTI’s proposal Gross Profit $ 116. 0 $ 13. 4 $ - $ 129. 5 Gross Margin 76% 61% 74% SG&A Expense 61. 9 7. 3 (3.0) 66. 2 n Assumes all SDPI shareholders elect to Adj. EBITDA $ 54. 2 $ 6. 1 $ 3. 0 $ 63. 3 receive stock consideration Adj. EBITDA Margin 36% 28% 36% Contribution (Excl. Synergies) 90% 10% 100% D&A Expense 19. 5 1. 4 20. 8 Interest Expense, Net 1. 4 0. 5 - 1. 9 (2) Other 8. 3 1. 1 9. 3 EBT $ 25. 0 $ 3. 1 $ 31. 2 EBT Margin 16% 14% 18% (3) Income Tax 6. 0 0. 7 7. 5 Net Income $ 19. 0 $ 2. 4 $ 23. 7 (4) Diluted Earnings per Share $ 0.53 $ 0.55 $ Accretion / (Dilution) to DTI 0.02 % Accretion / (Dilution) to DTI 3% 1) Source: Company provided information, filings and consensus estimates, as appropriate 2) Other (Net) includes remaining items that were excluded from adjusted EBITDA; For DTI, these include stock option expense, monitoring fees, gain on sale of property, unrealized gain on equity securities, transaction expenses and other expenses; For SDPI, these include impairment of assets, share-based compensation, net non- cash compensation, gain / loss on disposition of assets and recovery of related party notes receivable 3) Tax rate assumed to be 24% 4) Assumes DTI fully diluted shares outstanding of ~35.8M prior to the transaction, as implied by SDPI pro forma ownership of 17.1% stated in the bid letter PIPER SANDLER | 6

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) SDPI and DTI Merger Analysis – YTD Q2 2023 Annualized ($ in millions) YTD Q2 2023 Ann. n Analysis includes of $3 million base case DTI SDPI Adj. Pro Forma cost synergies attributable to Revenue $ 157. 4 $ 23. 3 $ 180. 7 consolidation of public company costs, Cost of Sales 36. 6 8. 5 45. 1 as mentioned in DTI’s proposal Gross Profit $ 120. 8 $ 14. 8 $ - $ 135. 6 Gross Margin 77% 63% 75% SG&A Expense 64. 6 6. 3 (3.0) 67. 9 n Assumes all SDPI shareholders elect to Adj. EBITDA $ 56. 2 $ 8. 5 $ 3. 0 $ 67. 7 receive stock consideration Adj. EBITDA Margin 36% 36% 37% Contribution (Excl. Synergies) 87% 13% 100% D&A Expense 19. 5 1. 4 20. 8 Interest Expense, Net 1. 8 0. 5 - 2. 4 (2) Other 15. 4 2. 6 18. 0 EBT $ 19. 5 $ 4. 0 $ 26. 5 EBT Margin 12% 17% 15% (3) Income Tax 4. 7 1. 0 6. 4 Net Income $ 14. 8 $ 3. 1 $ 20. 2 (4) Diluted Earnings per Share $ 0.41 $ 0.47 $ Accretion / (Dilution) to DTI 0.05 % Accretion / (Dilution) to DTI 13% 1) Source: Company provided information, filings and consensus estimates, as appropriate 2) Other (Net) includes remaining items that were excluded from adjusted EBITDA; For DTI, these include stock option expense, monitoring fees, gain on sale of property, unrealized gain on equity securities, transaction expenses and other expenses; For SDPI, these include impairment of assets, share-based compensation, net non- cash compensation, gain / loss on disposition of assets and recovery of related party notes receivable 3) Tax rate assumed to be 24% 4) Assumes DTI fully diluted shares outstanding of ~35.8M prior to the transaction, as implied by SDPI pro forma ownership of 17.1% stated in the bid letter PIPER SANDLER | 7

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION Pro Forma Ownership Analysis ($ in millions) Percent of SDPI Shareholders Who Elect Stock Consideration 20% 40% 60% 80% 100% SDPI Shares Outstanding 30. 4 30. 4 30. 4 30. 4 30. 4 Cash Offer Price per SDPI Share $ 1. 00 $ 1. 00 $ 1. 00 $ 1. 00 $ 1. 00 DTI Shares per SDPI Share 0. 243 0. 243 0. 243 0. 243 0. 243 SDPI Equity Consideration DTI Shares Issued 1. 5 3. 0 4. 4 5. 9 7. 4 DTI Share Price (10/11/2023) $ 3. 84 $ 3. 84 $ 3. 84 $ 3. 84 $ 3. 84 Stock Consideration $ 5. 7 $ 11. 3 $ 17. 0 $ 22. 7 $ 28. 4 Cash Consideration 24. 3 18. 2 12. 2 6. 1 - Total SDPI Equity Consideration $ 30. 0 $ 29. 6 $ 29. 2 $ 28. 8 $ 28. 4 Pro Forma Diluted Shares Oustanding (1) DTI Shares Outstanding 35. 8 35. 8 35. 8 35. 8 35. 8 DTI Shares Issued to SDPI 1. 5 3. 0 4. 4 5. 9 7. 4 Total Pro Forma Shares Oustanding 37. 3 38. 8 40. 2 41. 7 43. 2 Pro Forma Ownership DTI 96% 92% 89% 86% 83% SDPI 4% 8% 11% 14% 17% Total 100% 100% 100% 100% 100% 1) Assumes DTI fully diluted shares outstanding of ~35.8M prior to the transaction, as implied by SDPI pro forma ownership of 17.1% stated in the bid letter PIPER SANDLER | 8

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Floating Value of Stock Offer Since DTI Began Trading ($ in millions) (2) Implied Offer Premiums $2.25 VWAP All-Stock All-Cash 1-day 19% 28% $2.00 10-day 19% 27% 30-day 15% 23% 60-day (30%) (25%) $1.75 $1.50 $1.25 $1.00 $1.00 $0.93 $0.81 $0.75 $0.78 $0.50 $0.25 $0.00 (3) SDPI at Market SDPI Rolling 30-Day VWAP SDPI at Offer - All Stock SDPI at Offer - All Cash 1) Source: Capital IQ as of October 11, 2023; DTI began trading on June 21, 2023 following completion of reverse merger with ROC Energy Acquisition Corp. 2) Premiums calculated as implied SDPI share price (based on both an all-stock offer and all-cash offer) divided by SDPI VWAP; all-stock implied SDPI share price PIPER SANDLER | 9 calculated using DTI share price as of October 11, 2023 and bid offer rate of 0.243 DTI shares / SDPI share 3) Implied historical SDPI share price based on offer of 0.243 DTI shares per SDPI share

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION (1) Share Price Ratios Since DTI Began Trading ($ in millions) 0.500 R-Squared Correlation - SDPI & DTI Market Prices: 0.434 0.400 0.300 0.243 0.200 0.203 0.100 0.000 (2) SDPI Share Price / DTI Share Price At All-Stock Offer SDPI Price 1) Source: Capital IQ as of October 11, 2023; DTI began trading on June 21, 2023 following completion of reverse merger with ROC Energy Acquisition Corp. 2) 0.243 DTI shares / SDPI share per bid letter PIPER SANDLER | 10

CONFIDENTAL DRAFT – SUBJECT TO REVISION CONFIDENTIAL DRAFT – SUBJECT TO REVISION For information on Piper Sandler locations, visit PiperSandler.com. ® Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership . Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates. ©2023. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036 PIPER SANDLER | 11